FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:

         Ken Ross                                   Dolores Chenoweth
         Chief Financial Officer                    Investor Relations
         503-672-3300                               503-291-1924

            COFFEE PEOPLE REDUCES HEADQUARTERS STAFF TO LOWER COSTS;
                      VICE PRESIDENT OF DEVELOPMENT RESIGNS

PORTLAND, OREGON... August 18, 1997 --- Coffee People, Inc. (NASDAQ:MOKA), a specialty coffee retailer and operator of coffee houses, said today that its vice president of development has resigned. In total, the company has reduced its Portland headquarters staff by a total of nine positions during August.

     Steven P. Crantz resigned from the company effective August 15. He joined Coffee People in 1996 and was responsible for site selection and new store development.

     "The staff reductions reflect actions to reduce costs as part of our goal to return the company to profitability," said Taylor H. Devine, president and chief executive officer of Coffee People. The company's second quarter results, reported in July, included a write off of $5.5 million related to selling or closing seven stores outside its major markets in Oregon and Arizona.

     The majority of the eliminated positions were related to supporting new store development. The action lowers Coffee People's Portland headquarters staff to 22.

     "We're continuing to identify additional cost-cutting measures that will not affect the quality of our products and high level of customer service in our retail outlets," said Devine. "We have a strong customer franchise in our Oregon and Arizona operations which generated approximately $2.0 million in sales in July."

     Devine also said that one of the company's Coffee Plantation mall-based stores in Arizona is closing at the end of August upon expiration of its lease. The store's closure is not expected to have a material adverse effect on the company's revenues or income.

     Coffee People, in business since 1983, currently operates 47 coffee houses, Motor Mokas (R) and Aero Mokas (R). The company employs approximately 725 throughout its operations.

     This news release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from projected results. For a complete discussion of the risks associated with forward-looking information, refer to the Risk Factors contained in the company's 10-KSB for 1996 and the Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission effective September 25, 1996.